                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/

    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                     DONNA KARAN INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

April 28, 1998

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Donna Karan International Inc., which will be held in the Auditorium of the Fashion Institute of Technology, located at 27th Street and Seventh Avenue, New York, New York, on Thursday, June 11, 1998, at 10:00 a.m. (local time). Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

    At the meeting, in addition to electing two directors and ratifying the appointment of auditors, you will be asked to consider and vote on proposals to approve the performance bonus award and the incentive bonus award to the Chief Executive Officer of the Company to qualify such awards under Section 162(m) of the Internal Revenue Code (the "Code").

    These proposals are more fully discussed in the accompanying Proxy Statement, which you are urged to read carefully. Your Board of Directors recommends a vote FOR the election of directors and the ratification of auditors, and FOR the approval of the performance bonus award and the incentive bonus award to the Chief Executive Officer to qualify such awards under Section 162(m) of the Code.

    It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.

    On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

                [LOGO]

 [LOGO]

Donna Karan                                    John D. Idol
Chairman of the Board and                      Chief Executive Officer
Chief Designer

                                     [LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The Annual Meeting of Stockholders of DONNA KARAN INTERNATIONAL INC. (the "Company") will be held in the Auditorium at the Fashion Institute of Technology, 227 West 27th Street, New York, New York 10001 on Thursday, June 11, 1998, at 10:00 a.m. (local time), for the following purposes:

1.  to elect two Class II directors to hold office for a three-year term;

2. to consider and act upon a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors of the Company for the 1998 fiscal year;

3. to consider and act upon a proposal to approve the performance bonus award to the Chief Executive Officer of the Company to qualify such award under
    Section 162(m) of the Internal Revenue Code;

4. to consider and act upon a proposal to approve the incentive bonus award to the Chief Executive Officer of the Company to qualify such award under
    Section 162(m) of the Internal Revenue Code; and

5. to transact any such other business as may properly come before the meeting and at any adjournment thereof.

    Holders of record of the Company's common stock as of the close of business on April 14, 1998 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

                                          By order of the Board of Directors

                                                      [LOGO]

                                          David L. Bressman
                                          Secretary

April 28, 1998

                             YOUR VOTE IS IMPORTANT
            WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF
      STOCKHOLDERS IN PERSON, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED
          PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ADDRESSED,
                               STAMPED ENVELOPE.

                         DONNA KARAN INTERNATIONAL INC.
                               550 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the stockholders of Donna Karan International Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held on June 11, 1998, and at any adjournment thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about April 28, 1998.

    Only stockholders of record at the close of business on April 14, 1998, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. On the record date, the Company had outstanding 21,597,834 shares of common stock, par value $.01 per share (the "common stock"), 18 shares of Class A common stock, par value $.01 per share, and two shares of Class B common stock, par value $.01 per share, which are the only securities of the Company entitled to vote at the Annual Meeting. Each share of common stock and Class A common stock is entitled to one vote on each matter properly brought before the Annual Meeting and each share of Class B common stock is entitled to nine votes on each matter properly brought before the Annual Meeting. The rights of holders of the common stock, Class A common stock, and Class B common stock are identical in all other respects.

    Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Annual Meeting at any time prior to the voting of the proxy.

    The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date is necessary to have a quorum for the Annual Meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote FOR the election of the nominees listed herein as Class II directors of the Company, FOR the confirmation of the appointment of Ernst & Young LLP as independent auditors of the Company for the 1998 fiscal year, FOR the approval of the performance bonus award to the Chief Executive Officer of the Company to qualify such award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and FOR the approval of the incentive bonus award to the Chief Executive Officer of the Company to qualify such award under Section 162(m) of the Code. With regard to the election of directors, votes cast may be withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will have the same effect as a vote against a proposal. Broker "non-votes" have no effect on the outcome of the election of directors, the confirmation of appointment of auditors, or the approval of the incentive bonus award and the performance bonus award.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The only persons known by the Company to be the beneficial owners of more than five percent of the outstanding shares of common stock, as of February 1, 1998, are indicated below:

                                                                                  AMOUNT AND NATURE
                             NAME AND ADDRESS OF                                    OF BENEFICIAL        PERCENTAGE
                               BENEFICIAL OWNER                                       OWNERSHIP           OF CLASS
                           -----------------------                              ----------------------  -------------
Donna Karan...................................................................         5,242,937(1)            24.3%
Stephan Weiss.................................................................         5,242,937(1)            24.3%
Tomio Taki....................................................................         4,245,174(2)            19.7%
Frank Mori....................................................................         4,059,448(2)            18.8%
Takihyo Inc...................................................................         3,183,881(2)            14.7%
H.R.H. Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud........................         1,501,350(3)             7.0%

------------------------

(1) The shares attributed to Ms. Karan include shares held of record by Mr. Weiss (her husband), trusts for the benefit of Ms. Karan and the children of Ms. Karan and Mr. Weiss (the "KW Trusts"), and Gabrielle Studio, Inc., a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trusts ("Gabrielle Studio"). The shares attributed to Mr. Weiss include shares held of record by Ms. Karan, the KW Trusts, and Gabrielle Studio. All of such shares are subject to the stockholders agreement described herein. See "ELECTION OF DIRECTORS--Certain Voting Arrangements." Ms. Karan has sole voting and investment power with respect to the shares held of record by her, and Mr. Weiss has sole voting and investment power with respect to the shares held of record by him and the KW Trusts. Ms. Karan and Mr. Weiss have shared voting and investment power with respect to shares held of record by Gabrielle Studio. Ms. Karan and Mr. Weiss each disclaim beneficial ownership of the shares held of record by the other, the KW Trusts, and Gabrielle Studio. The total does not include the nine shares of Class A common stock held by each of Ms. Karan and Mr. Weiss, which are subject to the voting agreement described herein. The business address of Ms. Karan and Mr. Weiss is 550 Seventh Avenue, New York, New York 10018.

(2) The shares attributed to Messrs. Taki and Mori include shares held of record by Takihyo Inc. Each of Messrs. Taki and Mori has a pecuniary interest in only a portion of such shares, and each disclaims beneficial ownership except to the extent of such interest. All of such shares are subject to the stockholders agreement described herein. See "ELECTION OF DIRECTORS--Certain Voting Arrangements." Each of Messrs. Taki and Mori has sole voting and investment power with respect to the shares held of record by him and share voting and investment power with respect to the shares held of record by Takihyo Inc. The total does not include the one share of Class B common stock held by each of Messrs. Taki and Mori, which are subject to the voting agreement described herein. The business address of Messrs. Taki and Mori and Takihyo Inc. is 11 West 42nd Street, New York, New York 10036.

(3) According to a Schedule 13D filed on September 29, 1997 by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud ("HRH"), HRH is a citizen of the Kingdom of Saudi Arabia and has sole voting power and investment power with respect to the shares held of record by him. The business address of HRH is P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified, or until their earlier resignation or removal. One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The Company's By-laws state that the number of directors of the

Company shall be nine. The total number of current directors is six, consisting of two Class I Directors, two Class II Directors, and two Class III Directors. There is one vacancy in each of Class I, Class II, and Class III. The terms of the two current Class II Directors expire at the Annual Meeting. The directors in Classes III and I are serving terms expiring at the Company's annual meeting of stockholders in 1999 and 2000, respectively.

    The Board of Directors has designated Stephan Weiss and M. William Benedetto as the two nominees for reelection as Class II directors for a term expiring at the annual meeting of stockholders in 2001.

    Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. If either nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the management prior to or at the Annual Meeting, or, if no substitute is selected by the management prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. In no event will any proxies be voted for a greater number of persons than the number of nominees named below. Directors will be elected by a plurality of the votes cast. The information concerning the nominees and each director continuing in office and their security holdings has been furnished by them to the Company.

NOMINEES FOR ELECTION AS DIRECTORS:

    CLASS II NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2001

    STEPHAN WEISS, 59, has served on the Board of Directors since April 15, 1996 and as Vice Chairman since July 1996. From 1985 to 1992, Mr. Weiss served as the Operating Principal of the Company and from 1993 through 1995 as the Co-Chief Executive Officer of the Company. During that time, Mr. Weiss served the Company in various capacities, including having direct supervisory responsibility at various times for the legal department, licensing, new business ventures, and developing the Creative Services Department. Since July 1997, Mr. Weiss has served the Company in an advisory capacity. Mr. Weiss is the husband of Ms. Karan.

    M. WILLIAM BENEDETTO, 56, a founder and principal of Benedetto, Gartland & Co. Inc., a New York-based private placement and investment-banking firm, has served as a director of the Company since July 1996. Before founding this firm in 1988, Mr. Benedetto was a senior executive in the investment banking industry.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE:

    CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 1999

    DONNA KARAN, 49, founded the Company along with Stephan Weiss, Tomio Taki, Frank Mori, and Takihyo Inc. in 1984 and has served as Chief Designer of the Company from the date of its formation and Chief Executive Officer from the date of the Company's formation until August 1997. Ms. Karan has served on the Board of Directors of the Company since April 15, 1996, and has served as Chairman of the Board since July 1996. Immediately prior to the formation of the Company, Ms. Karan was the head designer at Anne Klein & Company. Ms. Karan is a member of the Board of Directors of the Council of Fashion Designers of America ("CFDA"), the Design Industries Foundation for AIDS, and the Martha Graham Center of Contemporary Dance. Ms. Karan also serves as a member of the Board of Governors of the Parsons School of Design, a division of The New School. Ms. Karan was honored as the CFDA's Designer of the Year in 1985 and 1990, as its Menswear Designer of the Year in 1992, and as its Womenswear Designer of the Year in 1996. Ms. Karan is the wife of Mr. Weiss.

    ANN MCLAUGHLIN, 56, has served as a director of the Company since January 1997. Ms. McLaughlin has been Chairman of The Aspen Institute, an international non-profit educational organization founded in 1950, since August 1996 and served as Vice Chairman of this institute since August 1993. From May 1990 to September 1995, Ms. McLaughlin served as President of the Federal City Council, Washington, D.C., a non-profit, non-partisan organization. From 1987 to 1989, Ms. McLaughlin was the United States Secretary of Labor. She also served as Chairman of the President's Commission on Aviation Security and Terrorism from 1989 to 1990 and as Under Secretary of the Department of the Interior from 1984 to 1987. Ms. McLaughlin is a director of AMR Corporation and its subsidiary, American Airlines Inc., Fannie Mae, General Motors Corporation, Host Marriott Corporation, Kellogg Company, Nordstrom, Sedgwick Group plc., Union Camp Corporation, Vulcan Materials Company, Harman International Industries, Inc. and Potomac Electric Power Company.

    CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2000

    JOHN D. IDOL, 39, joined the Company in July 1997 and has served as Chief Executive Officer and a director of the Company since August 11, 1997. Prior to joining the Company, Mr. Idol was employed by Polo Ralph Lauren Corporation, a publicly-traded apparel company from 1984 through July 1997, most recently, as Group President, Product Licensing, including Home Collection operations.

    ANDREA JUNG, 39, has served as a director of the Company since October 1996. Since 1994, Ms. Jung has been employed by Avon Products Inc., a multinational cosmetics company, and in January 1998 was named President of Avon Products Inc. and elected to its Board of Directors. From 1991 to 1993, Ms. Jung was Executive Vice President at Neiman Marcus Group. Ms. Jung is a director of Zales Corporation and was named the 1996 Marketer of the Year by Brandweek Magazine.

SECURITY OWNERSHIP OF MANAGEMENT

    The table below sets forth the beneficial ownership of the common stock as of February 1, 1998 (i) by each director, (ii) by each of the executive officers named in the "Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                                                                AMOUNT AND NATURE OF
                                                                                BENEFICIAL OWNERSHIP
                                                                                 OF COMMON STOCK AS    PERCENTAGE
NAME                                                POSITION                    OF FEBRUARY 1, 1998     OF CLASS
---------------------------------  -------------------------------------------  --------------------  -------------

Donna Karan......................  Chairman of the Board and Chief Designer            5,242,937(1)          24.3%
Stephan Weiss....................  Vice Chairman of the Board                          5,242,937(1)          24.3%
John D. Idol.....................  Chief Executive Officer and Director                  150,000(2)         *
M. William Benedetto.............  Director                                                9,500(3)         *
Andrea Jung......................  Director                                               15,500(4)         *
Ann McLaughlin...................  Director                                                8,500(5)         *
Lee Goldenberg...................  Executive Vice President--Worldwide                     3,850(6)         *
                                   Operations
Joseph B. Parsons................  Executive Vice President and Chief                      7,500(6)         *
                                   Financial Officer
Stephen L. Ruzow.................  Former President and Chief Operating                   62,500(6)         *
                                   Officer
Louis Praino.....................  Former Executive Vice President-- Worldwide            10,200(6)         *
                                   Production
All directors and executive
  officers of the Company as a
  group (11 persons).............                                                      5,515,237(7)          25.5%

------------------------

*   Less than one percent (1%).

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(1) The shares attributed to Ms. Karan include shares held of record by Mr. Weiss, the KW Trusts, and Gabrielle Studio. The shares attributed to Mr. Weiss include shares held of record by Ms. Karan, the KW Trusts, and Gabrielle Studio. All of such shares are subject to the stockholders agreement described herein. See "Certain Voting Arrangements" below. Ms. Karan has sole voting and investment power with respect to the shares held of record by her and Mr. Weiss has sole voting and investment power with respect to the shares held of record by him and the KW Trusts. Ms. Karan and Mr. Weiss have shared voting and investment power with respect to shares held of record by Gabrielle Studio. Ms. Karan and Mr. Weiss each disclaim beneficial ownership of the shares held of record by the other, the KW Trusts, and Gabrielle Studio. Does not include the nine shares of Class A common stock held by each of Ms. Karan and Mr. Weiss, which are subject to the voting agreement described herein.

(2) Represents shares constituting a restricted stock award.

(3) Includes 1,000 shares jointly owned with Mr. Benedetto's wife and 7,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of February 1, 1998.

(4) Includes 8,000 shares owned by Ms. Jung's husband, as to which shares she disclaims beneficial ownership. Also includes 7,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of February 1, 1998.

(5) Includes 7,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of February 1, 1998.

(6) Includes the following number of shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of February 1, 1998: Mr. Goldenberg--3,750 shares; Mr. Parsons--7,500 shares; Mr. Ruzow--62,500 shares; Mr. Praino--10,000 shares; and all executive officers as a group--87,500 shares.

(7) Includes the shares described in footnotes 2, 3, 4, 5 and 6 above.

CERTAIN VOTING ARRANGEMENTS

    Pursuant to a stockholders agreement, Ms. Karan, Mr. Weiss, the KW Trusts, and Gabrielle Studio, a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trusts (collectively, the "Karan/Weiss Group"), are entitled to designate one member to the Board of Directors of the Company (in addition to Ms. Karan and Mr. Weiss) as long as the combined ownership of the shares of common stock held by members of the Karan/Weiss Group is not less than 20% of the then outstanding common stock. Additionally, pursuant to such stockholders agreement, Mr. Tomio Taki, Mr. Frank R. Mori, Takihyo Inc., and certain affiliates of Messrs. Taki and Mori (collectively, the "Takihyo Group") are entitled to designate (a) two members of the Board of Directors until such time as the Takihyo Group sells any shares of common stock owned by it (other than shares distributed to stockholders of Takihyo Inc.) and (b) thereafter, one member of the Board of Directors as long as the Takihyo Group owns not less than 10% of the then outstanding common stock, except that if either Mr. Taki or Mr. Mori is otherwise able to serve, and is serving, as the one designee of the Takihyo Group, then such person shall be entitled to continue to serve as a director as long as the Takihyo Group continues to own not less than 5% of the then outstanding common stock. The stockholders agreement provides that neither Mr. Mori, Mr. Taki, nor any other affiliate of the Takihyo Group may serve as a director as long as the Takihyo Group has an ownership interest in, or either of such person is an officer or director of, Anne Klein & Company or any other competitor of the Company. Pursuant to the stockholders agreement, the Karan/Weiss Group, on the one hand, and the Takihyo Group, on the other hand, have agreed to vote the shares of common stock owned by them for each other's designees (and, in the case of the Takihyo Group, for Ms. Karan and Mr. Weiss) as directors. The designee to the Board of Directors of the Karan/Weiss Group and the designees of the Takihyo Group (other than Messrs. Taki or Mori) must be reasonably satisfactory to the Company's Board of Directors. Additionally, Ms. Karan and Mr. Weiss, each of whom holds nine shares of Class A common stock, and Messrs. Taki and Mori, each of whom holds one share of Class B common stock, have agreed in writing that, if the holders of Class A common stock or Class B common stock are entitled to vote separately as a class with respect to a matter, they will vote their respective shares of Class A and Class B common stock as nearly as possible in the same manner as the holders of a majority of the shares of common stock vote their shares with respect to such matter.

DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation, as such, for service as members of the Board of Directors or its committees.

    Each director who is not an employee or officer of the Company or a subsidiary thereof and who is not an officer, director, or employee of certain affiliates of the Company ("Eligible Directors") receives an annual retainer of $25,000 and $1,000 for each Board and Committee meeting attended. Effective July 1, 1998, the chairman of each Committee will receive an additional retainer fee of $2,500 per annum. In 1997, Eligible Directors received an annual wear test allowance of $10,000. This allowance is being eliminated effective July 1, 1998.

    Each Eligible Director is eligible to receive options under the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that, on the date of initial election or appointment to the Board, each Eligible Director is granted a non-qualified option to purchase 7,500 shares of common stock. Thereafter, other than with respect to the year in which an Eligible Director receives an initial grant of options, as of the first day of the month following the annual meeting of stockholders, each Eligible Director is entitled to receive a non-qualified option to purchase 1,000 shares of common stock. In 1998, the Directors' Plan was amended to increase the number of shares granted on an annual basis from 500 to 1,000. The options have an exercise price equal to the fair market value of the common stock on the date of grant, vest on the first anniversary of the date of grant, and have a 10-year term. In addition, options granted and not previously exercisable will become vested and fully exercisable immediately upon a change in control of the Company (as defined in the Directors' Plan). Neither Ms. Karan nor Mr. Weiss (nor Messrs. Mori or Taki, if either of them is serving as a director) is eligible to receive options under the Directors' Plan. The Directors' Plan authorizes the issuance of up to 100,000 shares of common stock, subject to adjustments in certain circumstances.

    Commencing in 1998, each Eligible Director also will receive a grant of a restricted stock award under the Company's 1998 Non-Employee Director Restricted Stock Plan. Each Eligible Director will receive an award of 500 shares of common stock as of the first day of the month following the annual meeting of stockholders, which award will vest on the first anniversary of the date of grant. In addition, the restricted stock award will become fully vested upon a change in control of the Company (as defined in the plan).

    Also effective on July 1, 1998, Eligible Directors will be eligible to participate in a Voluntary Deferred Compensation Plan for Non-Employee Directors of the Company (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, an Eligible Director, at the election of the director, may defer payment of his or her cash retainer and meeting fees for five years or until he or she ceases to be a director. The deferred amounts, at the election of the director, during the deferral period either (i) are credited with interest at prescribed rates or (ii) are converted to the equivalent of that number of shares of the Company's common stock (based on the market price at the time of the deferral) that could be purchased with the deferred amounts. All payments under the Deferred Compensation Plan are in the form of cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation will be made as soon as administratively feasible following the date that (i) the participating director ceases to be a member of the Board of Directors or (ii) the Deferred Compensation Plan is terminated.

BOARD COMMITTEES AND MEMBERSHIP

    The Company has an Audit Committee of the Board of Directors, consisting entirely of outside directors, the current members of which are Mr. Benedetto and Ms. Jung. The Audit Committee held two meetings in 1997. The Audit Committee recommends annually to the Board of Directors the appointment of the independent auditors of the Company, and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services furnished by the independent auditors to the Company.

    The Company also has a Compensation Committee of the Board of Directors consisting of Mr. Benedetto, Ms. Jung, and Ms. McLaughlin. Ms. Karan is an ex-officio member of the Compensation Committee. The Compensation Committee reviews and approves annual salaries and bonuses for all executive officers and key members of the Company's design teams and management staff, and reviews and approves the terms and conditions of all employee benefit plans or changes thereto. The Compensation Committee has created an Incentive Compensation Subcommittee consisting of Ms. Jung and Ms. McLaughlin to address all issues before the Compensation Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Code and as non-employee directors under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Incentive Compensation Subcommittee reviews and approves grants of stock options and stock awards pursuant to the Company's 1996 Stock Incentive Plan. In 1997, the Compensation Committee met four times and the Incentive Compensation Subcommittee met four times.

    The Company does not have a nominating committee. In 1997, the Board of Directors held 14 meetings and committees of the Board held a total of 10 meetings. During 1997, all of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned for services rendered in all capacities for the 1995, 1996, and 1997 fiscal years by the Chief Executive Officer and the four most highly compensated executive officers of the Company (the "Named Executive Officers"). The table also sets forth certain information concerning the compensation earned by two executive officers who were not with the Company at the end of the 1997 fiscal year but whose compensation would have been included in the following table had they otherwise been employed by Company at the end of such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                      ANNUAL                              AWARDS
                                                   COMPENSATION                 ---------------------------
                                    ------------------------------------------    RESTRICTED
                                     SALARY/                                         STOCK       SECURITIES
  NAME AND PRINCIPAL                CONSULTING    BONUS       OTHER ANNUAL          AWARDS       UNDERLYING        OTHER
       POSITION            YEAR      FEES($)       ($)     COMPENSATION($)(1)          $         OPTIONS(#)  COMPENSATION($)(5)
-----------------------  ---------  ----------  ---------  -------------------  ---------------  ----------  ------------------
DONNA KARAN(2).........       1997     490,384     --              --                 --             --              --
  Chairman of the Board       1996   1,746,154      --(3)          --                 --             --              --
  and Chief Designer          1995   2,734,330     --              --                 --             --              --
JOHN D. IDOL(2)........       1997     362,971    535,000          --               1,565,625(4)    400,000          --
  Chief Executive
  Officer
STEPHAN WEISS..........       1997     336,538     --              --                 --             --              --
  Vice Chairman               1996   1,246,154      --(3)          --                 --             --              --
                              1995   1,583,333     --              --                 --             --              --

LEE GOLDENBERG.........       1997     312,321     --              --                 --             18,000            4,714
  Executive Vice              1996     306,046     47,033          --                 --             15,000            4,500
  President-- Worldwide       1995     237,404     75,000          --                 --             --                4,620
  Operations
JOSEPH B. PARSONS......       1997     308,531     --              --                 --             18,000            4,750
  Executive Vice              1996     291,538    150,000          --                 --             30,000          104,500(6)
  President and Chief         1995     160,000     40,000          --                 --             --                2,970
  Financial Officer
STEPHEN L. RUZOW.......       1997     477,827    247,917          70,453             --             --              367,211(7)
  Former President and        1996     814,423    500,000          50,138             --            250,000        5,004,500(6)
  Chief Operating             1995     744,230    750,000          58,485                            --                4,620
  Officer
LOUIS PRAINO...........       1997     447,796     --              --                 --             --               68,084(8)
  Former Executive Vice       1996     407,692    180,951          --                 --             40,000            4,500
  President-- Worldwide       1995     357,307    150,000          --                 --             --                2,214
  Production

------------------------

(1) Except as indicated, the aggregate amount of perquisites and other personal benefits awarded to, earned by, or paid to each Named Executive Officer was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years. Represents for Mr. Ruzow for the 1997, 1996, and 1995 fiscal years, an annual automobile allowance of $10,484,

    $18,000, and $18,000, respectively, and an annual wear test allowance of $59,969, $32,138, and $40,485, respectively.

(2) Mr. Idol became Chief Executive Officer of the Company on August 11, 1997, at which time Ms. Karan resigned as Chief Executive Officer.

(3) Ms. Karan and Mr. Weiss waived the 1996 bonus to which they were entitled under their respective employment agreements.

(4) Pursuant to his employment agreement, 150,000 shares of restricted common stock were granted to Mr. Idol under the Company's 1996 Stock Incentive Plan. These shares vest on the fifth anniversary of the date of grant or earlier in 20% increments if the common stock trades at price levels ranging between $16 and $24 per share. The market value of these shares (based upon the closing price of $12.8125 on December 28, 1997) was $1,921,900.

(5) Unless otherwise noted, represents matching contributions under the Company's 401(k) Plan, which contributions vest over a five-year period.

(6) Includes a one-time payment of $5,000,000 under Mr. Ruzow's employment agreement and a one-time bonus of $100,000 for Mr. Parsons, in each case, in connection with the consummation of the Company's initial public offering and $4,500 for each of Mr. Ruzow and Mr. Parsons for matching contributions under the Company's 401(k) Plan.

(7) Includes $354,945 of consulting fees and $7,516 of other annual compensation paid to Mr. Ruzow pursuant to a consulting agreement entered on July 29, 1997 at which time Mr. Ruzow resigned as President and Chief Operating Officer and $4,750 for matching contributions under the Company's 401(k) Plan.

(8) Includes $66,050 accrued pursuant to a severance agreement with Mr. Praino and $2,034 for matching contributions under the Company's 401(k) Plan.

EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MS. KARAN

    The Company's employment agreement with Ms. Karan provides for her employment as Chairman of the Board and Chief Designer and has an initial three-year term through December 31, 1999. The agreement is automatically renewable for successive three-year terms, unless otherwise terminated. The employment agreement provides for an annual base salary of $500,000, as adjusted annually for increases in the Consumer Price Index, and an annual bonus of up to 100% of base salary based on the adjusted pre-tax profits of the Company.

    Ms. Karan may terminate her employment without reason, at any time after the initial three-year term with at least four months' notice. The employment agreement also may be terminated at any time by written notice by Ms. Karan for "good reason" if: (i) Ms. Karan (without her prior written consent) is no longer Chairman of the Board and the sole Chief Designer; (ii) Ms. Karan is assigned duties and responsibilities inconsistent with the employment agreement (without her prior written consent); (iii) the Company fails to pay Ms. Karan all amounts required under the employment agreement; (iv) there is a material breach of the employment agreement by the Company; (v) there is a change in control of the Company, including as a result of certain changes in ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and certain changes in the composition of the Board of Directors; (vi) there are any fundamental changes to the business or operations of the Company that are material (without her prior written consent); or (vii) a physician of recognized skill confirms to the Board of Directors in writing that Ms. Karan's continued employment with the Company would have a material adverse impact on her health or have an adverse effect on her ability to perform her duties to the Company. The employment agreement may be terminated by the Company only for "cause."

    If Ms. Karan terminates her employment with the Company for "good reason" or upon termination as a result of Ms. Karan's death or disability, the Company will pay to Ms. Karan (or her estate), a lump sum cash payment equal to the sum of her current base salary and incentive bonus from the prior year for the greater of one year and the remaining term of the employment agreement.

    The employment agreement provides that for a period of one year following the termination of Ms. Karan's agreement, Ms. Karan will not participate or engage in, either directly or indirectly, any business activity that is directly competitive with the Company's then current principal product lines and price points and could reasonably be expected to have a material adverse effect on the Company. The employment agreement further provides that Ms. Karan will have no obligation to mitigate the Company's financial obligations in the event of her termination.

    During the term of the employment agreement, Ms. Karan is obligated to devote substantially all her business time and attention to the Company and, except with regard to Gabrielle Studio, may not have an interest in or perform a service that is in direct competition with the Company's principal product lines and price points, which activity could reasonably be expected to have a material adverse effect on the Company. Subject to the foregoing and provided there is no interference with Ms. Karan's primary obligations to the Company, Ms. Karan may engage in certain activities for her own personal benefit, such as personal endorsements and appearances; motion pictures; television; writing; speaking and teaching engagements; photography; the fine arts; designing for stage, film, and other media; architectural, industrial, and interior design (exclusive of home furnishings) and sales of limited edition products based on such designs; and consulting services in connection with the foregoing.

EMPLOYMENT AGREEMENT WITH MR. WEISS

    The Company's employment agreement with Mr. Weiss provides for his employment as Vice Chairman of the Board of Directors. The agreement is automatically renewable for successive one-year terms, unless otherwise terminated. In 1997, Mr. Weiss' agreement was amended to provide for the elimination of the duties and responsibilities of Mr. Weiss set forth in his employment agreement and his compensation therefor, for so long as Mr. Idol serves as Chief Executive Officer of the Company. Mr. Weiss' employment agreement is in other material respects relating to termination and non-competition similar to the employment agreement of Ms. Karan described above.

EMPLOYMENT AGREEMENT WITH MR. IDOL

    Mr. Idol's employment agreement with the Company provides for his employment as Chief Executive Officer of the Company until June 30, 2002. The agreement also provides for an automatic renewal for an indefinite term unless and until either party gives the other party 12 months' notice of termination. Mr. Idol received a salary of $362,971 for the 1997 fiscal year. Pursuant to the employment agreement, Mr. Idol will be entitled to receive an annual base salary of $900,000 for the 1998 and 1999 fiscal years; $950,000 for the 2000 and 2001 fiscal years; $475,000 for the period from the beginning of the 2002 fiscal year through June 30, 2002 if the employment agreement is not renewed and $950,000 for each fiscal year thereafter. Mr. Idol is also entitled to receive, commencing with the 1998 fiscal year, a performance bonus of up to $750,000 per year based on certain performance criteria and an incentive bonus of up to $2,000,000 per year based on the Company attaining certain performance goals. See Proposals Three and Four below. In addition, Mr. Idol received a 1997 special bonus of $535,000 and is entitled to receive deferred compensation of $750,000 upon the earliest to occur of the third anniversary of the agreement, termination of his employment, or a change in control of the Company (as defined). Pursuant to this employment agreement upon commencement of Mr. Idol's employment, he was granted options to purchase an aggregate of 400,000 shares of common stock under the Company's 1996 Stock Incentive Plan.

The agreement further provides for the grant to Mr. Idol of options to purchase 100,000 shares of common stock on August 1, 1998 irrespective of profitability of the Company and options to purchase 100,000 shares of common stock in each of April 1999, 2000, and 2001, provided that the Company has recorded income before income taxes and extraordinary items in the prior fiscal year. Of these options, 200,000 options granted on the date of the commencement of Mr. Idol's employment vest five years from the date of grant, have an exercise price equal to the fair market value on the date of grant, and are subject to accelerated vesting in one-third increments based on the Company's attainment of certain net income thresholds. The remainder of the options vest at the rate of 25% per year commencing on the first anniversary of the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant.

    Pursuant to this employment agreement, the Company also granted Mr. Idol 150,000 shares of restricted common stock, which shares vest on the fifth anniversary of date of grant or earlier in 20% increments if the common stock trades at price levels ranging between $16 and $24 per share. Mr. Idol is entitled to participate in the Company's benefit plans and the Company has agreed to maintain a term life insurance policy on the life of Mr. Idol in the amount of $5,000,000, payable to his beneficiaries.

    The employment agreement with Mr. Idol requires 60 days' notice of intent to terminate by Mr. Idol and three months' written notice of intent to terminate by the Company if Mr. Idol is terminated "without cause" (as defined) (or for a shorter period of time if terminated for "cause" (as defined)). Mr. Idol has also agreed not to compete with the business of the Company for a period of one year following termination of his employment with the Company for any reason other "good reason" (as defined). If Mr. Idol is terminated by the Company "without cause" or he terminates his employment for "good reason" prior to June 30, 2002, Mr. Idol will be entitled to receive the sum of 2.99 times his base salary plus two times his total bonus compensation (including his performance bonus and incentive bonus) for the immediately prior fiscal year (or if termination occurs prior to the end of the 1998 fiscal year, then such total bonus compensation as doubled will be $1,500,000) plus accrued obligations (as defined) payable 30 days after the date of termination and all then unvested restricted stock and stock options will be fully vested. If either the Performance Bonus Award (see Proposal Three below) or the Incentive Bonus Award (see Proposal Four below) is not approved by the stockholders of the Company, Mr. Idol is entitled to terminate his employment with the Company for "good reason" pursuant to his employment agreement.

    If Mr. Idol is terminated "without cause" or he terminates his employment for "good reason" during the 12-month period following a "change in control" of the Company (as defined), Mr. Idol will be entitled to receive (i) the sum of three times his base salary plus three times his total bonus compensation (including his performance bonus and incentive bonus) for the immediately prior fiscal year (or if termination occurs prior to the end of the 1998 fiscal year, then such bonus compensation as trebled will be $2,250,000), (ii) continued health, disability, and life insurance at the level then in effect for 18 months, and (iii) full vesting of all then unvested restricted shares of common stock and stock options. Notwithstanding the foregoing, if such payments and benefits are subject to an excise tax under the Code as "golden parachute payments," then such payments and benefits will be reduced to eliminate such excise tax if, and only if, Mr. Idol would be in a better after-tax position as a result of such reduction.

EMPLOYMENT AGREEMENT WITH MR. PARSONS

    The Company and Joseph B. Parsons, Executive Vice President and Chief Financial Officer of the Company, are parties to an employment agreement, under which Mr. Parsons receives an annual base salary of $300,000, subject to increase at the discretion of the Company. Mr. Parsons also is entitled to a target bonus equal to 50% of his base salary. The agreement further provides that in the event of Mr. Parsons' disability, his termination by the Company "without reason," or his termination of the agreement for "good reason" (each as defined in the agreement), the Company will pay him or his estate an amount equal to his then current annual salary plus the bonus he earned during the prior fiscal year. The agreement is generally terminable by either party upon two months' notice.

STOCK OPTIONS

    The following table sets forth information with respect to options granted to the Named Executive Officers of the Company during the fiscal year ended December 28, 1997. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended December 28, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                 INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                ----------------------------------------------------     ANNUAL RATES OF
                                                 NUMBER OF     PERCENT OF                                  STOCK PRICE
                                                SECURITIES    TOTAL OPTIONS   EXERCISE                   APPRECIATION FOR
                                                UNDERLYING     GRANTED TO      OR BASE                   OPTION TERM (2)
                                                  OPTIONS     EMPLOYEES IN      PRICE    EXPIRATION   ----------------------
NAME                                            GRANTED(1)     FISCAL YEAR     ($/SH)       DATE        5%($)       10%($)
----------------------------------------------  -----------  ---------------  ---------  -----------  ----------  ----------
Donna Karan...................................      --             --            --          --           --          --
John D. Idol..................................    200,000(3)         27.3%      10.4375     7/25/07    1,312,800   3,326,900
                                                  200,000(4)         27.3%      10.4375     7/25/07    1,312,800   3,326,900
Stephan Weiss.................................      --             --            --          --           --          --
Lee Goldenberg................................     18,000(5)          2.5%       12.375    11/14/07      140,100     355,000
Joseph B. Parsons.............................     18,000(5)          2.5%       12.375    11/14/07      140,100     355,000
Stephen L. Ruzow..............................      --             --            --          --           --          --
Louis Praino..................................      --             --            --          --           --          --

------------------------

(1) All of the options were granted under the Company's 1996 Stock Incentive Plan. Under this plan, the exercise price may not be less than 100% of the fair market value of the common stock on the date the option is granted. All unexercisable stock options granted under the plan become exercisable upon a change in control of the Company. The plan allows shares of common stock to be used to satisfy any resulting Federal, state, and local tax liabilities. Following termination of employment, option holders have one year to exercise the portion of the stock option exercisable upon the date of termination of employment.

(2) In accordance with rules promulgated by the Securities and Exchange Commission, the potential realizable value of these grants (on a pre-tax basis) assumes that the common stock gains 5% or 10% in value per year, compounded over the 10-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's common stock.

(3) This option becomes exercisable in one-quarter installments commencing upon the first anniversary of the date of grant.

(4) This option becomes exercisable upon the fifth anniversary of the date of grant, unless earlier vested in one-third increments upon the Company's attainment of certain specified net income thresholds.

(5) These options become exercisable in one-third installments commencing upon the first anniversary of the date of grant.

    The following table sets forth information with respect to options held as of December 28, 1997 by the Named Executive Officers of the Company. No options were exercised by the Named Executive Officers of the Company during the fiscal year ended December 28, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS                IN-THE-MONEY OPTIONS
                                                              AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                                                            --------------------------  ----------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -------------  -------------
Donna Karan...............................................      --            --             --             --
John D. Idol..............................................      --            400,000        --             950,000
Stephan Weiss.............................................      --            --             --             --
Lee Goldenberg............................................       3,750         29,250        --               7,875
Joseph B. Parsons.........................................       7,500         40,500        --               7,875
Stephen L. Ruzow..........................................      62,500        --             --             --
Louis Praino..............................................      10,000        --             --             --

------------------------

(1) The value of in-the-money options assumes the closing sales price of the common stock underlying the options as of December 28, 1997 ($12.8125).

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") and the Incentive Compensation Subcommittee thereof. The Compensation Committee, consisting entirely of non-employee directors, reviews annual salaries and bonuses for all executive officers and key members of the Company's design teams and management staff, and reviews and approves the terms and conditions of all employee benefit plans or changes thereto. The Incentive Compensation Subcommittee reviews and approves grants of stock options and restricted stock awards pursuant to the Company's 1996 Stock Incentive Plan.

    In 1997, the Company retained an executive compensation consultant to conduct a survey on compensation practices of the Company and of other companies in the industry and to make recommendations with respect to annual and long-term incentives. Based in part on this survey and in connection with the Company's establishment of its new strategic plan, the Compensation Committee approved a new executive compensation program for executives starting for fiscal 1998. This program consisting of annual and long-term incentives is designed to motivate the Named Executive Officers and other key employees of the Company to achieve and exceed the Company's annual financial and strategic goals.

COMPENSATION COMMITTEE PHILOSOPHY

    The general philosophy of the Compensation Committee is to link overall executive compensation with the performance of the Company and the individual executive. The focus is on both annual and long-term incentives. By providing a combination of incentives to the key employees of the Company, upon whose efforts and commitment depend the success and growth of the Company, the Compensation Committee not only rewards those efforts, but also provides a means by which those employees can share in the growth.

    The Company's compensation and benefit programs are designed to promote desired financial and operational results and thereby create value for the stockholders, by attracting, motivating and assisting in the retention of key employees with outstanding ability. The programs also are designed to align the interests of management with the stockholders of the Company. In addition, compensation programs are designed to promote teamwork and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In particular, compensation of a key employee generally is linked to the area in which such employee can have the greatest impact, whether on a divisional or corporate basis.

ANNUAL COMPENSATION

    Base Salary. The Named Executive Officers of the Company who have entered into employment agreements are compensated in accordance therewith, which agreements were approved by the Board of Directors. Base salary is reviewed annually. Increases in base pay are determined primarily by individual performance rather than Company performance and are based on subjective evaluations of key qualitative factors that include personal accomplishments, strategic impact, and career contribution to the Company. It is the Company's practice to offer to management and key employees a competitive salary so as to attract and retain a group of talented executives.

    Incentive Compensation Plan. Eligible management and key employees, including the Named Executive Officers, were eligible to participate in the Company's Incentive Compensation Plan which paid annual cash incentive awards if certain specified objectives were met. Objectives for 1997 were based on the Company's net income targets, which were not met. Accordingly, no bonuses were paid in 1997 to the executive officers of the Company under this plan.

LONG-TERM INCENTIVES

    Stock Options and Restricted Stock. The Company adopted the 1996 Stock Incentive Plan (the "Stock Plan") for the benefit of certain key employees and consultants of the Company (other than Ms. Karan and Mr. Weiss who are not entitled to participate in such plan). The purpose of the Stock Plan is to create a long-term mutuality of interests between such persons and the stockholders of the Company and to attract and retain executives and other key employees who are important to the success and growth of the Company. Stock options have value for an employee only if the price of the Company's stock increases above its fair market value on the grant date and the employee remains in the Company's employ for the period required for the stock option to be exercisable.

    In 1997 following the Company's implementation of certain strategic initiatives and a restructuring of its business, stock options for the Named Executive Officers and other key employees were granted upon recommendation of management and approval of the Incentive Compensation Subcommittee of the Compensation Committee. The amount of stock options granted depended on the level and amount of responsibility of each executive or key employee. Options were granted to a total of 48 key employees. These options have a 10-year term, vest over a three-year period commencing on the first anniversary of the date of grant, and have an exercise price equal to the fair market value of the common stock on the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Idol became Chief Executive Officer of the Company on August 11, 1997, at which time Ms. Karan resigned as Chief Executive Officer.

    Ms. Karan's compensation is set by the terms of her employment agreement with the Company, which agreement was approved prior to the Company's initial public offering by the then Board of Directors of the Company. The terms of this agreement are discussed in detail above under the caption "Employment Arrangements."

    Under the terms of this agreement, Ms. Karan is not entitled to participate in the Stock Plan, but she is entitled to participate in any other option plan approved by stockholders. Pursuant to her agreement, under any such future plan, she will be entitled to benefits which are at least equal to or greater than the benefits received by any other employee of the Company.

    Mr. Idol has an employment agreement with the Company which was approved by the Compensation Committee and the Incentive Compensation Subcommittee. See "Employment Arrangements" above for a summary of the terms of this agreement. Also, see Proposals Three and Four below for a summary of the terms of Mr. Idol's bonus plans in effect during the term of his agreement.

    In 1997, Mr. Idol was paid a special bonus of $535,000 in accordance with the terms of his employment agreement. In 1997, the Incentive Compensation Subcommittee granted Mr. Idol stock options to purchase an aggregate of 400,000 shares of common stock under the Stock Plan, with an exercise price equal to the fair market value of the Common Stock on the date of grant. Of these options, 200,000 options vest in 2002, unless earlier vested in one-third increments based on the Company's attainment of certain net income thresholds. The remainder of the options vest in 25% installments commencing on the first anniversary of the date of grant.

    Mr. Idol also was granted 150,000 shares of restricted common stock under the Stock Plan. These shares vest in 2002 or earlier in 20% increments if the common stock trades at price levels ranging between $16 and $24 per share.

    These options and restricted stock awards were granted upon recommendation of the Compensation Committee and approval of the Incentive Compensation Subcommittee based on their subjective evaluation of the appropriate amount for the level and amount of responsibility of the Chief Executive Officer.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION DEDUCTIBILITY

    The Company's policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of the Company and its stockholders. However, the Company reserves the right to authorize the payment of non-deductible compensation if it deems that it is appropriate.

                                    THE COMPENSATION COMMITTEE
                                    M. WILLIAM BENEDETTO, CHAIRMAN
                                    ANDREA JUNG
                                    ANN MCLAUGHLIN

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LICENSE AGREEMENT FOR PRINCIPAL TRADEMARKS

    Gabrielle Studio, a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trusts, entered into a license agreement (the "License Agreement") with the Company. The License Agreement provides for the grant of an exclusive license throughout the world to use, and to sublicense the right to use, the trademarks "Donna Karan," "Donna Karan New York," "DKNY," "DK," and all variations thereof (collectively, the "Licensed Marks") and to use and to sublicense the right to use the name, signature, and likeness of Ms. Karan (the "Name") in connection with the design, manufacture, distribution, sale (both at retail and at wholesale), advertising, marketing, and promotion of products of any kind, nature, or description except for certain products and other matters, such as food products, restaurants, toys, and games and in connection with the provision of certain store services, all of which Gabrielle Studio has licensed to Ms. Karan.

    The License Agreement continues in perpetuity unless earlier terminated as provided therein. The License Agreement provides that it may be terminated by Gabrielle Studio upon the failure of the Company to pay any amount due within 60 days of receipt of notice of such failure, or if the Company violates the quality control provisions of the License Agreement and fails to initiate and thereafter pursue appropriate corrective action within 60 days after a final unappealable determination by an arbitration tribunal or court of competent jurisdiction that such violation has occurred. The License Agreement may be terminated by Gabrielle Studio upon the occurrence of, among other events, a change in control of the Company, which includes certain changes in the ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors. The Company is paying all costs in connection with the transfer of record ownership of the Licensed Marks to Gabrielle Studio.

    The License Agreement imposes certain obligations on the Company with respect to the use of sales materials, protection of the Licensed Marks, indemnification of Gabrielle Studio, the maintenance of public liability insurance, and quality control of products bearing the Licensed Marks or the Name. The License Agreement also limits the use of the Licensed Marks in certain circumstances and in general prohibits any transfer or assignment of the rights thereunder.

    The License Agreement provides that the Company will pay to Gabrielle Studio an annual royalty equal to 1.75% of the first $250 million of net sales (as defined in the License Agreement, which includes products and store services) for such year, plus 2.5% of the next $500 million of net sales for such year, plus 3% of the next $750 million of net sales for such year, plus 3.5% of all net sales for such year in excess of $1.5 billion. For purposes of computing the annual royalty, "net sales" includes sales by the Company, its affiliates, its subsidiaries, and its sublicensees of products bearing any of the Licensed Marks or the Name. During fiscal 1997, the Company paid royalties of $17.6 million to Gabrielle Studio pursuant to the License Agreement.

LICENSE AGREEMENT FOR PERFUME BOTTLES

    Mr. Stephan Weiss is the owner of the designs and utility patents relating to the bottles in which the Company's beauty products are packaged. Mr. Weiss granted to the Company an exclusive, royalty-free worldwide license in perpetuity for the use of the utility patents for the bottles developed by Mr. Weiss. The license agreement may be terminated by the licensor for material breaches of the agreement which remain uncured for a period of 180 days after notice. In 1997, this license was sublicensed to Estee Lauder Inc. in connection with the sale and license of the Company's beauty business to Estee Lauder.

REGISTRATION RIGHTS AGREEMENT

    In connection with the Company's initial public offering, the Company, members of the Takihyo Group, Ms. Karan, Mr. Weiss, the KW Trusts, and Gabrielle Studio entered into a registration rights agreement, pursuant to which the Company granted to members of the Takihyo Group and the Karan/ Weiss Group certain demand and "piggyback" registration rights. In connection therewith, the Company has agreed to pay certain expenses related to the registration of securities under the registration rights agreement.

OTHER AGREEMENTS AND TRANSACTIONS

    For a discussion of the voting arrangement between the members of the Karan/Weiss Group and members of the Takihyo Group, see "ELECTION OF DIRECTORS--Certain Voting Arrangements." For a discussion of a financial advisory agreement between the Company and Benedetto, Gartland & Co., Inc., a corporation of which one of the directors is a founder and principal, see "Compensation Committee Interlocks and Insider Participation" below.

    In November 1997, the Company borrowed $6.7 million from Ms. Karan, which amount, together with interest thereon at the rate of 8% per annum, was repaid in February 1998.

    In addition, in connection with the reorganization of the Company in connection with its initial public offering the Company agreed to indemnify the Karan/Weiss Group and the Takihyo Group for certain obligations arising prior to or as a result of the reorganization.

LITIGATION

    In 1997, the Company and certain directors and officers of the Company (the "DK Defendants") were named as defendants in four separate purported class actions filed in the United States District Court for the Eastern District of New York. Each of the actions seeks unspecified damages and purports to be a class action on behalf of all purchasers of common stock during certain specified periods between June 1996 and May 1997. In September 1997, these actions were consolidated by court order. The complaints allege that the DK Defendants violated certain provisions of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and the rules thereunder as well as New York common law by (i) making public statements and filing with the Securities and Exchange Commission documents allegedly containing materially false and misleading statements relating to the Company's license agreement with Designer Holdings, Inc., which agreement was terminated on or about March 5, 1997 and (ii) including in the Company's prospectus for its initial public offering allegedly untrue statements and omissions of material facts with respect to the business, management, and financial condition of the Company. In addition to the DK Defendants, certain underwriters were named as defendants with respect to the Company's initial public offering. In January 1998, the DK Defendants filed a motion to dismiss the complaint in its entirety, with prejudice. The Underwriters have also filed a motion to dismiss. It is expected that the court hearing on the motions will occur in the Spring of 1998. Based on the information available to date, management does not believe that the outcome of this action will have a material adverse effect on the results of operations and financial condition of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Mr. Benedetto, Ms. Jung, and Ms. McLaughlin. Ms. Karan serves as an ex-officio member of such committee. Ms. Karan is the Chairman of the Board and Chief Designer. Ms. Jung and Ms. McLaughlin serve as the members of the Incentive Compensation Subcommittee of the Compensation Committee.

    The Company had an agreement with Benedetto, Gartland & Co., Inc. ("BGC") pursuant to which BGC served as financial advisor to the Company. The agreement was terminated on July 1, 1997. In fiscal 1997, the Company paid an aggregate of $175,000 to BGC for such services. Mr. Benedetto, a director of the Company, is a founder and principal of BGC. The Company believes that the agreement with BGC was on terms at least as favorable as would have been available from other parties.

    Also see "Certain Relationships and Related Transactions" above, for information with respect to certain members of the Board of Directors.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on $100 invested on June 28, 1996 through December 28, 1997 (assuming reinvestment of dividends), with the cumulative total return for the same period on the same amount invested in the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Textile/Apparel Index ("S&P Textile Index"). Trading of the Company's common stock commenced on June 28, 1996, on a when issued basis.

                         COMPARISON OF CUMULATIVE TOTAL
                           RETURN AMONG THE COMPANY,
                  THE S&P 500 INDEX, AND THE S&P TEXTILE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           DONNA KARAN INTERNATIONAL    S & P 500   S & P TEXTILE INDEX
06/96                         $100.00      $100.00              $100.00
12/96                          $58.85      $112.11              $117.43
12/97                         $ 53.65     $ 149.51             $ 126.63

                                  PROPOSAL TWO
                           APPROVAL OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the books and records of the Company for the 1998 fiscal year.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 1998 FISCAL YEAR.

                                 PROPOSAL THREE
                    APPROVAL OF THE PERFORMANCE BONUS AWARD
                        FOR THE CHIEF EXECUTIVE OFFICER

APPROVAL OF THE PERFORMANCE BONUS AWARD FOR THE CHIEF EXECUTIVE OFFICER

    On July 24, 1997, the Board of Directors and the Incentive Compensation Subcommittee approved the terms of the performance bonus award for the Chief Executive Officer of the Company (the "Performance Bonus Award"), subject to approval by the Company's stockholders in accordance with the provisions of
Section 162(m) of the Code. The Performance Bonus Award was awarded in connection with the Company's employment agreement with Mr. Idol. Section 162(m) generally authorizes the deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is based on performance and satisfies certain other requirements and is approved by stockholders.

    If the Performance Bonus Award is approved by the affirmative vote of the holders of at least a majority of the shares of common stock present and entitled to vote at the Annual Meeting and certain other requirements set forth in Section 162(m) of the Code are satisfied, performance bonus payments to Mr. Idol pursuant to the Performance Bonus Award will qualify for deduction under
Section 162(m) of the Code. Ms. Karan, Mr. Weiss, and the Takihyo Group have agreed to vote the shares of common stock over which they have voting control, an aggregate of 44% of the outstanding common stock, in favor of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE PERFORMANCE BONUS AWARD FOR THE CHIEF EXECUTIVE OFFICER OF THE COMPANY.

SUMMARY OF THE PERFORMANCE BONUS AWARD

    The following description of the Performance Bonus Award is intended only as a summary and is qualified in its entirety by reference to the text of the Performance Bonus Award, a copy of which was filed with the Securities and Exchange Commission with the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997 or may be obtained from the Company, without charge, upon written or oral request to Investor Relations at Donna Karan International Inc. at 240 West 40th Street, New York, NY 10018 (212-597-1930).

    The Performance Bonus Award provides that, commencing with the 1998 fiscal year, Mr. Idol will be entitled to receive a performance bonus for each fiscal year during the term of his employment agreement equal to $750,000 if: (i) the Company's net income before taxes or extraordinary items ("Pre-Tax Income") increases by 10% or more over the actual Pre-Tax Income for the prior fiscal year, or (ii) the Company licensing revenues increase by 10% or more over the actual licensing revenues for the prior fiscal year.

    Even if the foregoing performance targets are not attained, Mr. Idol will be entitled to receive a $750,000 performance bonus upon the attainment of the following additional performance targets for: (i) the 1998 fiscal year, if Pre-Tax Income is at least $10,000,000 or licensing revenues are at least $7,000,000; (ii) the 1999 fiscal year, if Pre-Tax Income is at least $11,500,000 or licensing revenues are at least $8,000,000; (iii) the 2000 fiscal year, if Pre-Tax Income is at least $13,250,000 or licensing revenues are at least $9,250,000; and/or (iv) the 2001 fiscal year, if Pre-Tax Income is at least $15,250,000 or licensing revenues are at least $10,250,000. The additional performance targets for the 2002 fiscal year and years thereafter during the term of Mr. Idol's employment agreement also will be based on IBT and licensing revenues (as described in the prior sentence) with such targets increasing by 10% per year.

    In addition, any amounts attained in excess of any performance target set forth for any fiscal year under the Performance Bonus Award may be applied to the applicable performance target for the next succeeding fiscal year or years. Moreover, if a performance target is not attained in a particular fiscal year, the attainment of such performance target in a subsequent fiscal year on a cumulative basis will result in the performance bonus being deemed earned for such prior and current fiscal years. There will be no partial payments if performance targets are not attained.

    The maximum performance bonus payable under the Performance Bonus Award for any fiscal year to Mr. Idol will be $750,000 (prorated for partial years) plus any amount not earned in prior years with regard to the award, provided that, in all cases, the maximum amount payable for any fiscal year will not exceed $3,000,000.

    The performance bonus, if any, for any fiscal year will be paid in cash after the close of each fiscal year at the same time and in the same manner as bonuses are paid to other executives of the Company, but only if one of the performance targets for such fiscal year have been attained, as calculated in accordance with the Company's audited books and records and certified in writing by the Incentive Compensation

Subcommittee. In determining Pre-Tax Income and licensing revenues, calculations will be based on generally accepted accounting principles ("GAAP") as in effect on July 25, 1997.

    If the Performance Bonus Award is not approved by the stockholders of the Company, Mr. Idol is entitled, upon 60 days prior written notice, to terminate his employment with the Company for "good reason" pursuant to his employment agreement and will thereafter be entitled to certain payments and benefits thereunder. See "EXECUTIVE COMPENSATION -- Employment Arrangements" above.

                                 PROPOSAL FOUR
                     APPROVAL OF THE INCENTIVE BONUS AWARD
                        FOR THE CHIEF EXECUTIVE OFFICER

APPROVAL OF THE INCENTIVE BONUS AWARD FOR THE CHIEF EXECUTIVE OFFICER

    On July 24, 1997, the Board of Directors and the Incentive Compensation Subcommittee approved the terms of the incentive bonus award for the Chief Executive Officer of the Company (the "Incentive Bonus Award"), subject to approval by the Company's stockholders in accordance with the provisions of
Section 162(m) of the Code. The Incentive Bonus Award was awarded in connection with the Company's employment agreement with Mr. Idol. Section 162(m) generally authorizes the deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is based on performance and satisfies certain other requirements and is approved by stockholders.

    If the Incentive Bonus Award is approved by the affirmative vote of the holders of at least a majority of the shares of common stock present and entitled to vote at the Annual Meeting and certain other requirements set forth in Section 162(m) are satisfied, incentive bonus payments to Mr. Idol pursuant to the Incentive Bonus Award will qualify for deduction under Section 162(m) of the Code. Ms. Karan, Mr. Weiss, and the Takihyo Group have agreed to vote the shares of common stock over which they have voting control, an aggregate of 44% of the outstanding common stock, in favor of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE INCENTIVE BONUS AWARD FOR THE CHIEF EXECUTIVE OFFICER OF THE COMPANY.

SUMMARY OF THE INCENTIVE BONUS AWARD

    The following description of the Incentive Bonus Award is intended only as a summary and is qualified in its entirety by reference to the text of the Incentive Bonus Award, a copy of which was filed with the Securities and Exchange Commission with the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997 or may be obtained from the Company, without charge, upon written or oral request to Investor Relations at Donna Karan International, 240 West 40th Street, New York, NY 10018 (212-597-1930).

    The Incentive Bonus Award provides that, commencing with the 1998 fiscal year, Mr. Idol will be entitled to receive an incentive bonus for each fiscal year during the term of his employment agreement equal to a designated percentage of the Company's Pre-Tax Income.

    For each fiscal year during the term of his employment agreement, Mr. Idol's incentive bonus will be determined as follows: (i) if Pre-Tax Income is not more than $30,000,000, the incentive bonus will be zero, (ii) if Pre-Tax Income is more than $30,000,000 but equal to or less than $75,000,000, the incentive bonus will be 2% of all Pre-Tax Income, (iii) if Pre-Tax Income is more than $75,000,000 but equal to or less than $100,000,000, the incentive bonus will be $1,500,000 plus 1.5% of all Pre-Tax Income in excess of $75,000,000, or (iv) if Pre-Tax Income is in excess of $100,000,000, the incentive bonus will be $1,875,000 plus 1% of all Pre-Tax Income in excess of $100,000,000. Notwithstanding the foregoing, in no event may Mr. Idol's incentive bonus for any full fiscal year exceed $2,000,000 (prorated for partial years). There will be no partial payments if minimum performance targets are not attained.

    The incentive bonus, if any, for each fiscal year will be paid in cash after the close of each fiscal year, at the same time and in the same manner as bonuses are paid to other executives of the Company, but only if the Pre-Tax Income criteria for such fiscal year have been achieved, as calculated in accordance with the Company's audited books and records and certified in writing by the Incentive Compensation Subcommittee. In determining Pre-Tax Income, calculations will be based on GAAP as in effect on July 25, 1997.

    If the Incentive Bonus Award is not approved by the stockholders of the Company, Mr. Idol is entitled, upon 60 days prior written notice, to terminate his employment with the Company for "good reason" pursuant to his employment agreement and will thereafter be entitled to certain payments and benefits thereunder. See "EXECUTIVE COMPENSATION--Employment Arrangements" above.

          DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

    Any stockholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 1999 annual meeting of stockholders must be received by the Company not later than January 27, 1999, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. In addition, the Company's Restated Certificate of Incorporation requires that nominations for director may be made by or at the direction of the Board of Directors (or any duly authorized committee thereof) or by any stockholder of record entitled to vote for the election of directors who has delivered timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received within the time periods specified in Rule 14a-8(a)(3) (or any successor rule) of the Securities Exchange Act of 1934, as amended.

    The Company's By-laws provide that no business may be brought before an annual meeting except as specified in the Company's notice of meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote at such meeting who has given timely written notice within the time limits noted above for a nomination for the election of a director. Nothing herein shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

    A copy of the full text of the Company's Restated Certificate of Incorporation and By-laws may be obtained upon written request to the Secretary of the Company at the address provided above.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                              COST OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers, and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, or messenger. The Company also has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $7,000, plus reimbursement of reasonable out-of-pocket expenses. The Company will request persons, firms, and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                             ADDITIONAL INFORMATION

    The Company has filed an Annual Report on Form 10-K for the fiscal year ended December 28, 1997 with the Securities and Exchange Commission. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations at Donna Karan International Inc., 240 West 40th Street, New York, New York 10018. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction.

                                          By Order of the Board of Directors,

                                                      [LOGO]

                                          David L. Bressman
                                          SECRETARY

April 28, 1998

STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                      DONNA KARAN INTERNATIONAL INC.
                      ------------------------------

                                 PROXY


      The undersigned hereby appoints John D. Idol, Joseph B. Parsons and David L. Bressman, and each of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Donna Karan International Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Auditorium at the Fashion Institute of Technology, 227 West 27th Street, New York, New York 10001 on Thursday, June 11, 1998, at 10:00 a.m. (local time), and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

                     (TO BE SIGNED ON REVERSE SIDE)

       Please mark your
  /X/  votes as in this
       example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1), (2), (3) AND (4).

1.    ELECTION OF DIRECTORS

      FOR all nominees listed below (except as marked to the contrary) / /

      WITHHOLD AUTHORITY to vote for all nominees listed below  / /

      Nominees:  Stephan Weiss and M. William Benedetto

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                         --------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1998 FISCAL YEAR.

        / /  FOR     / /  AGAINST    / /  ABSTAIN

3.    PROPOSAL TO APPROVE THE PERFORMANCE BONUS AWARD.

        / /  FOR     / /  AGAINST    / /  ABSTAIN

4.    PROPOSAL TO APPROVE THE INCENTIVE BONUS AWARD.

        / /  FOR     / /  AGAINST    / /  ABSTAIN

5. In their discretion upon such other matters as may properly come before the meeting.

      I will attend the meeting. / /   I will not attend the meeting. / /


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                                             Date
---------------------------------------          -----------------------
             Signature

                                             Date
---------------------------------------          -----------------------
     Signature if held jointly

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

      PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE- PAID ENVELOPE.